UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2007

Triad Guaranty Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22342	56-1838519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 South Stratford Road

Winston-Salem, North Carolina 27104

(Address of principal executive offices) (zip code)

(336) 723-1282

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2-FINANCIAL INFORMATION

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

Triad Guaranty Inc. (the “Company”) maintains an $80 million, unsecured revolving credit facility (the “Credit Facility”), which was entered into pursuant to that certain Credit Agreement (“Credit Agreement”) dated as of June 28, 2007, among Bank of America, N.A. (“Agent”), Branch Banking & Trust Company, LaSalle Bank, National Association (all three banks collectively, “Current Lenders”) and Banc of America Securities LLC. The Credit Facility, which expires in 2010, was entered into to provide short-term liquidity for insurance operations and general corporate purposes. The Credit Agreement contains an option that allows the Company to increase the Credit Facility to an aggregate total of $100 million.

Borrowings under the Credit Agreement will bear interest at a rate calculated according to, at the Company’s option, a base rate or a Eurodollar rate plus an applicable margin. The base rate is the rate per annum equal to the greater of Agent’s prime rate or the Federal Funds Rate plus one-half percent. The Eurodollar rate is the rate per annum in the London interbank market (LIBOR) for dollar deposits in immediately available funds with a maturity comparable to the interest period. The margin applicable to loans based on the Eurodollar rate ranges from 0.15% to 0.30% per annum, depending on the Company’s financial strength ratings. The Company is required under the terms of the Credit Facility to pay facility commitment fees and, where appropriate, utilization fees. Facility fees are paid quarterly and range from rates of 0.05% to 0.10% per annum, depending on the Company’s financial strength ratings. In the event that utilization exceeds one-half of the commitment, the Company will pay a quarterly utilization fee at a rate of 0.05% to 0.10% per annum, depending on the Company’s financial strength ratings.

In addition to representations and warranties, covenants, conditions and other terms customary for instruments of this type, the Credit Agreement includes covenants that the Company must maintain a minimum consolidated net worth level, not exceed a risk-to-capital ratio threshold of 22 to 1, and must not exceed a ratio of consolidated indebtedness to the sum of consolidated indebtedness and adjusted consolidated net worth 0.35 to 1.00. The Credit Facility provides for customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants, any representation made by the Company proving to be incorrect, certain defaults relating to other material indebtedness, certain insolvency and receivership events affecting the Company and certain of its subsidiaries, judgments in excess of $17.8 million in the aggregate being rendered against the Company and certain of its subsidiaries, and the incurrence of certain ERISA liabilities in excess of $17.8 million in the aggregate.

In the event of a default by the Company, the Agent may, at the direction of the Current Lenders, terminate the Current Lenders’ commitments to make loans under the Credit Agreement, declare the obligations under the Credit Agreement immediately due and payable and enforce any and all rights of the Current Lenders or Agent under the Credit Agreement and related documents. For certain events of default related to insolvency and receivership, the commitments of the

Current Lenders are automatically terminated and all outstanding obligations become immediately due and payable.

On August, 22, 2007, the Company drew down the entire $80 million principal amount of the Credit Facility under a Eurodollar rate borrowing. The principal amount of this loan will bear interest at 5.685% for the interest period ending November 23, 2007 (“Maturity Date”). Interest on this loan is due on the Maturity Date. The principal amount must be paid on the Maturity Date unless the Company elects to prepay the loan or extends the loan by giving notice three business days prior to the Maturity Date. Should the Company elect to extend the loan; the Company will be required to notify the Agent in writing of the amount, type of borrowing (base or Eurodollar rate) and interest rate period of the loan continuation. The loan can only be accelerated by an event of default. The proceeds of the loan were placed in short-term investments pending future use, if any. Although the Company has no immediate needs for additional liquidity, in light of current market conditions, the Company drew on the Credit Facility to provide it with greater financial flexibility.

Certain of the Current Lenders to the Credit Agreement, and their affiliates, have in the past provided or may in the future provide investment banking, underwriting, lending, commercial banking, custody and other advisory services to the Company and its subsidiaries. Such Current Lenders and their affiliates have received or may in the future receive customary compensation from the Company and its subsidiaries for such services. In addition, the Company’s primary mortgage insurance subsidiary has in the past or may in the future provide mortgage insurance products and services to certain of the Current Lenders or their affiliates.

The foregoing description of the unsecured revolving Credit Facility and the draw down are qualified in their entirety by reference to the complete copy of the Credit Agreement filed as Exhibit 10.47 to the Company’s Form 10-Q filed on August 9, 2007, which is incorporated into this Form 8-K as if fully set forth herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Triad Guaranty Inc.

/s/ Kenneth W. Jones
August 27, 2007	Kenneth W. Jones
Senior Vice President and Chief Financial Officer